Exhibit 10.3

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made this December 9, 2021, by and among Net 1 UEPS Technologies, Inc., a Florida corporation ("Company") and Naeem Ebrahim Kola (RSA ID No: xxx) ("Executive").  Each of the Company and Executive is a "Party" and, collectively, they are the "Parties." In this Agreement, the Company and its subsidiaries are collectively referred to as the "Group."

WHEREAS, the Company desires to employ Executive as the Chief Financial Officer ("CFO") of the Group and Executive desires to be so employed in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises in this Agreement, the Parties agree as follows:

1. Employment.  Executive will be employed as the Chief Financial Officer and Treasurer of the Group, and Executive hereby agrees to accept such employment and agrees to serve in such positions, all in accordance with the terms and conditions of this Agreement.  The Parties acknowledge that Executive's employment relationship with the Company is at-will subject to the notice provisions herein and that he is also a party to a contract between him and Net Applied Technologies South Africa (Pty) Ltd, a wholly-owned subsidiary of the Company. (the "SA Employment Contract").  The period of Executive's employment under this Agreement shall commence on 1 March, 2022] and shall continue so long as Executive remains an employee of the Company (such period of employment, the "Employment Period") subject to termination as set forth herein.

2. Position and Responsibilities.  Executive will report to the Chief Executive Officer (CEO) and will perform such duties as may be assigned to Executive by the Chief Executive Officer or the Board of Directors of the Group (the "Board") from time to time.  Notwithstanding the foregoing, the Executive may directly communicate and report to the Audit Committee or Chairman of the Board without the prior approval of the CEO.  The Executive will perform all of the employment duties, responsibilities and job functions consistent with the role of a manager serving as the chief financial officer and treasurer of a U.S. publicly-traded multinational corporation as deemed necessary or appropriate by the CEO and/or the Board of Directors of the Company.  The Executive shall have the primary responsibilities of overseeing the finance, accounting, and loan operations functions of the Group. He shall also serve as Chief Financial Officer and Treasurer of Net 1 Applied Technologies South Africa (PTY) Ltd or any other Group companies as the Chief Executive Officer or the Board of Directors may require from time to time.

3. Location.  The Parties agree that Executive may work remotely from his home office but that he shall make such business trips as may be necessary to perform his duties and responsibilities provided, however, if requested by the CEO, he may be required to be physically present for an average of at least two (2) weeks per month at the Company's offices in Johannesburg, South Africa.

4. Base Salary.  During the employment period, the Company shall pay to the Executive a base salary at the rate of U.S. $225,000 per year (the "Base Salary"), less applicable tax withholding, payable in monthly instalments.

5. Annual Bonus Incentive.  During the employment period, Executive shall be eligible to receive incentive compensation as determined by the Board from time to time in its sole discretion. Executive's target annual incentive compensation shall be  60% (60 percent) of his annual aggregate base salary (which shall include his Base Salary in this Agreement plus his base salary in his SA Employment Contract) (the "Aggregate Base") to a maximum of 120% of his Aggregate Base, if stretch performance goals are met.  The actual amount of Executive's bonus, if any, shall be determined in the sole discretion of the Board, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time.  To earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid, which normally occurs during September of each fiscal year. For the 2021 fiscal year, the Executive's bonus, to the extent earned, will be prorated based on the number of days employed during the fiscal year.

6. Equity Grant and Stock Incentive Plan Participation.  .

(a) On the Effective Date, the Executive shall be granted a number of shares of restricted stock determined by dividing (i) $1,000,000 by (ii) the fair market value of the Company's common stock as determined by the official closing price per share of Company common stock on the grant date (the "Restricted Stock Award").  The Restricted Stock Award shall vest in three equal tranches on the first, second and third anniversary of the Effective Date, subject to Executive's continuous employment with the Company through each such vesting date.  Such Restricted Stock Award shall be subject to the terms and conditions set forth in the Company's Amended and Restated 2015 Stock Incentive Plan (the "2015 Plan") and the applicable award agreement.

(b) The Executive will be eligible to receive a target annual equity grant equal to 75% percent of his Aggregate Base determined based on the closing price per share of Company common stock on the date of grant and the vesting of which shall be subject to applicable time or performance-based metrics as determined by the Remuneration Committee of the Board, in its sole discretion.

(c) Executive shall also be eligible to participate in such other equity incentive plan(s) as may be implemented by the Board from time to time as determined in the sole discretion of the Remuneration Committee of the Board.

7. Other Incentives.  During the employment period, Executive will be entitled to participate in other incentive, medical or insurance plans and programs in effect from time to time, whether pursuant to this Agreement or the SA Employment Contract, subject to the approval of the Remuneration Committee of the Board and the terms of such plans and programs. To the extent such plans or programs are based on the Executive's base salary, the Company will procure that the Aggregate Base is used for that purpose.

8. Compliance with Company Policies.  Executive shall comply with all written Company policies, standards, rules and regulations (collectively, the "Company Policies") and all applicable government laws, rules and regulations that are now or hereafter in effect. Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement.

9. Leave Entitlement.  Executive shall be entitled to annual, sick and family responsibility leave as set forth in Section 4 of the SA Employment Contract.

10. Restrictive Covenants Agreement.  On the date hereof, Executive shall execute a restrictive covenants agreement, in the form of Exhibit A attached hereto and made a part hereof (the "Restrictive Covenants Agreement"). Any breach of the Restrictive Covenants Agreement shall constitute a breach of this Agreement. Executive acknowledges that the covenants and obligations set forth in the Restrictive Covenants Agreement shall survive the termination of this Agreement.

11. Termination  This Agreement may be terminated by the Company summarily at any time and without any payment in lieu of notice if, at any time, the Executive is guilty of misconduct or commits a breach of a material obligation under this Agreement or the SA Employment Contract or is guilty of any act which at common law would entitle the Company summarily to terminate this Agreement or the SA Employment Contract. The Executive's employment may also be terminated for operational requirements or for any other reason recognised in law.  Except in the event of a summary dismissal, or by agreement, either party may terminate this Agreement by giving the other 90 calendar days' prior written notice of termination. Subject to applicable state and federal law, the Executive may also be terminated for other reasons as set in the SA Employment Contract (including Section 8.4) which shall constitute a termination of this Agreement.  Upon termination of employment under this Agreement, Executive shall resign or be removed from all positions with the Group.

12. Modification and Waiver.  This Agreement may not be modified or amended, nor may any provisions of this Agreement waived, except by an instrument in writing signed by the Parties.  No written waiver will be deemed to be a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

13. Notices.  Any notice, consent, waiver and other communications required or permitted pursuant to the provisions of this Agreement must be in writing and will be deemed to have been properly given (a) when delivered by hand; or (c) when sent by email, in each case to any Party at the mailing address, facsimile number or email address set forth below, or, with respect to any Party set forth below, at such other address, facsimile number or email address specified in writing by such Party to the other Parties in accordance with this Section 7:

If to the Board or the Company:	Net 1 UEPS Technologies, Inc. President Place, 6th Floor Cnr. Jan Smuts Avenue and Bolton Road Rosebank, Johannesburg, South Africa Facsimile: +27118807080 Attn: Chris Meyer Email: Chris.Meyer@Net1.com

If to Executive:	XXX Email: XXX

14. Governing Law.  This Agreement shall be governed by the laws of the State of New York and, to the extent applicable, U.S. federal law, and the Parties agree to submit to the jurisdiction of the state and federal courts sitting in New York, New York for all disputes hereunder.

15. Counterparts.  This Agreement may be executed in separate counterparts and may be executed by facsimile or PDF copies, each of which is deemed to be an original and all of which, taken together, constitute one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has signed this Agreement, as of the date first above written.

NET 1 UEPS TECHNOLOGIES, INC.

By:/s/ Chris Meyer

Name: Chris G.B. Meyer

Title: Chief Executive Officer

EXECUTIVE

/s/ Naeem Kola

Naeem Ebrahim Kola

Exhibit A

Restrictive Covenants Agreement